 Exhibit 99.1

SAFETY ANNOUNCES FOURTH QUARTER AND YEAR END 2017 RESULTS

Boston, Massachusetts, February 26, 2018.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported fourth quarter 2017 results. Net income for the quarter ended December 31, 2017 was $11.3 million, or $0.72 per diluted share, compared to net income of $12.0 million, or $0.79 per diluted share, for the comparable 2016 period. Net income for the year ended December 31, 2017 was $62.4 million, or $4.10 per diluted share, compared to net income of $64.6 million, or $4.27 per diluted share, for the comparable 2016 period. Safety’s book value per share increased to $46.06 at December 31, 2017 from $44.27 at December 31, 2016.  Safety paid $0.80 and $0.70 per share in dividends to investors during the quarters ended December 31, 2017 and 2016,  respectively. Safety paid $3.00 per share in dividends to investors during the year ended December 31, 2017 compared to $2.80 per share during the comparable 2016 period.

Direct written premiums for the quarter ended December 31,  2017 increased  by $3.6 million, or 2.0%, to $184.7 million from $181.1 million for the comparable 2016 period. Direct written premiums for the year ended December 31, 2017 increased by $15.7 million, or 1.9%, to $827.3 million from $811.6 million for the comparable 2016 period. The 2017 increase occurred in our private passenger automobile, commercial passenger automobile and homeowner lines of business, which experienced increases in average written premium per exposure of  3.3%,  2.3% and 4.0% respectively.

Net written premiums for the quarter ended December 31, 2017 increased by $3.6 million, or 2.1%, to $171.9 million from $168.3 million for the comparable 2016 period. Net written premiums for the year ended December 31, 2017 increased by $14.6 million, or 1.9%, to $781.1 million from $766.5 million for the comparable 2016 period. Net earned premiums for the quarter ended December 31, 2017 increased by $4.4 million, or 2.3%, to $196.4 million from $192.0 million for the comparable 2016 period.  Net earned premiums for the year ended December 31, 2017 increased by $18.6 million, or 2.5%, to $774.4 million from $755.8 million for the comparable 2016 period. Net earned premiums increased primarily due to increases in our automobile and homeowners business as discussed above.

For the quarter ended December 31,  2017, loss and loss adjustment expenses incurred increased by $7.3 million, or  5.7%, to $134.6 million from $127.3 million for the comparable 2016 period.  The increase in losses during the quarter is a result of reinsurance arbitration resulting from the 2015 winter snow event.  On January 8, 2018 the Company received a final order from the panel of arbitrators in which the reinsurer would pay the Company $9.2 million for settlement of all paid and outstanding losses.  The amount of recoverable in dispute as of December 31, 2017, which was based on our total incurred loss, was $20.9 million.  As a result of the order, the remaining $11.7 million of recoverable was written off at December 31, 2017.  For the year ended December 31, 2017, loss and loss adjustment expenses incurred increased by $10.5 million, or 2.1%, to $503.9 million from $493.4 million for the comparable 2016 period.

Total prior year favorable development, inclusive of the reinsurance recoverable loss, included in the pre-tax results for the quarter ended December 31, 2017 was $10.6 million compared to $11.8 million for the comparable 2016 period. Total prior year favorable development included in the pre-tax results for the year ended December 31, 2017 was $41.8 million compared to $45.4 million for the comparable 2016 period.

Loss, expense, and combined ratios calculated under U.S. generally accepted accounting principles for the quarter ended December 31,  2017 were 68.6%,  33.0%, and 101.6%, respectively, compared to 66.3%,  31.8%, and 98.1%, respectively, for the comparable 2016 period. Loss, expense, and combined ratios calculated under

U.S. generally accepted accounting principles for the year ended December 31, 2017 were 65.1%,  32.1%, and 97.2%, respectively, compared to 65.3%,  30.8%, and 96.1%, respectively, for the comparable 2016 period.  The increase in the expense ratio is primarily attributable to increases in contingent commissions and nonrecurring legal fees related to reinsurance arbitration.

Net investment income for the quarter ended December 31, 2017 increased by $0.2 million, or 2.6%, to $10.4 million from $10.2 million for the comparable 2016 period.  Net investment income for the year ended December 31, 2017 increased by $0.4 million, or 0.9%, to $38.8 million from $38.4 million for the comparable 2016 period. The increase is a result of an increase in the average invested asset balance compared to the prior year.    Net effective annualized yield on the investment portfolio was 3.2% for the quarters ended December 31, 2017 and December 31, 2016. Net effective annualized yield on the investment portfolio was 3.1% for the years ended December 31, 2017 and December 31, 2016. Our duration was 3.7 years at December 31, 2017 and  4.3 years at December 31, 2016, respectively.

On February 15, 2018, The Board of Directors approved a $0.80 per share quarterly cash dividend on its issued and outstanding common stock payable on March 15, 2018 to shareholders of record at the close of business on March 1, 2018.

About Safety:  Safety Insurance Group, Inc., based in Boston, MA, is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, and Safety Property and Casualty Insurance Company.  Operating exclusively in Massachusetts, New Hampshire, and Maine, Safety is a leading writer of property and casualty insurance products, including private passenger automobile, commercial automobile, homeowners, dwelling fire, umbrella and business owner policies.

Additional Information:  Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety,” “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety filed its December 31,  2016 Form 10-K with the SEC on February 24,  2017 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.

Office of Investor Relations

877-951-2522

InvestorRelations@SafetyInsurance.com

Cautionary Statement under "Safe Harbor" Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”.  All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

Forward-looking statements are not guarantees of future performance.  By their nature, forward-looking statements are subject to risks and uncertainties.  There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements.  These factors include but are not limited to the competitive nature of our industry and the possible adverse effects of such competition.  Although a number of national insurers that are much larger than we are do not currently compete in a material way in the Massachusetts private passenger automobile market, if one or more of these companies decided to aggressively enter the market it could have a material adverse effect on us.  Other significant factors include conditions for business operations and restrictive regulations in Massachusetts, the possibility of losses due to claims resulting from severe weather, the possibility that the Commissioner of Insurance may approve future Rule changes that change the operation of the residual market, our possible need for and availability of additional financing, and our dependence on strategic relationships, among others, and other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31,  2016 filed with the SEC on February 24,  2017.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise.  You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	December 31,	December 31,
	2017	2016
	(Unaudited)
Assets
Investments:
Securities available for sale:
Fixed maturities, at fair value (amortized cost: $1,156,697 and $1,142,663)	$1,172,026	$1,154,269
Equity securities, at fair value (cost: $90,481 and $92,326)	111,867	105,095
Other invested assets	23,162	21,142
Total investments	1,307,055	1,280,506
Cash and cash equivalents	41,708	20,052
Accounts receivable, net of allowance for doubtful accounts	190,649	187,696
Receivable for securities sold	1,380	7,098
Accrued investment income	8,876	8,858
Taxes recoverable	908	—
Receivable from reinsurers related to paid loss and loss adjustment expenses	24,776	29,504
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	83,085	83,724
Ceded unearned premiums	32,175	28,585
Deferred policy acquisition costs	72,202	70,996
Deferred income taxes	—	3,083
Equity and deposits in pools	28,246	24,675
Other assets	16,219	13,469
Total assets	$1,807,279	$1,758,246

Liabilities
Loss and loss adjustment expense reserves	$574,054	$560,321
Unearned premium reserves	428,257	418,033
Accounts payable and accrued liabilities	60,701	66,805
Payable for securities purchased	4,188	5,564
Payable to reinsurers	13,801	13,502
Deferred income taxes	2,917	—
Taxes payable	—	1,110
Other liabilities	22,345	22,185
Total liabilities	1,106,263	1,087,520

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 17,499,544 and 17,430,189 shares issued	175	174
Additional paid-in capital	189,714	184,549
Accumulated other comprehensive income, net of taxes	24,269	15,843
Retained earnings	570,693	553,995
Treasury stock, at cost: 2,279,570 shares	(83,835)	(83,835)
Total shareholders’ equity	701,016	670,726
Total liabilities and shareholders’ equity	$1,807,279	$1,758,246

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016

Net earned premiums	$196,361	$192,001	$774,420	$755,760
Net investment income	10,445	10,178	38,758	38,413
Earnings from partnership investments	849	96	2,082	3,185
Net realized gains on investments	1,210	631	6,036	5,559
Net impairment losses on investments (a)	—	(369)	(256)	(798)
Finance and other service income	4,700	4,421	18,073	17,703
Total revenue	213,565	206,958	839,113	819,822

Losses and loss adjustment expenses	134,616	127,349	503,887	493,433
Underwriting, operating and related expenses	64,793	61,141	248,436	233,017
Interest expense	23	23	90	90
Total expenses	199,432	188,513	752,413	726,540

Income before income taxes	14,133	18,445	86,700	93,282
Income tax expense	2,824	6,492	24,313	28,697
Net income	$11,309	$11,953	$62,387	$64,585

Earnings per weighted average common share:
Basic	$0.73	$0.79	$4.13	$4.29
Diluted	$0.72	$0.79	$4.10	$4.27

Cash dividends paid per common share	$0.80	$0.70	$3.00	$2.80

Number of shares used in computing earnings per share:
Basic	15,021,228	14,960,853	15,010,751	14,946,453
Diluted	15,170,518	15,074,714	15,135,348	15,032,263
(a)	No portion of the other-than-temporary impairments recognized in the period indicated were included in Other Comprehensive Income

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Unaudited)

(Dollars in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Written Premiums
Direct	$184,683	$181,051	$827,316	$811,559
Assumed	8,888	7,750	34,214	30,424
Ceded	(21,670)	(20,483)	(80,476)	(75,513)
Net written premiums	$171,901	$168,318	$781,054	$766,470

Earned Premiums
Direct	$208,168	$203,163	$818,804	$796,366
Assumed	8,265	7,337	32,502	29,544
Ceded	(20,072)	(18,499)	(76,886)	(70,150)
Net earned premiums	$196,361	$192,001	$774,420	$755,760